Exhibit 99.5

“Special notice to shareholders in the United States

The new shares in Grupo Financiero Banorte, S.A.B. de C.V. (“Banorte”) have not been and will not be registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”) or under any of the relevant securities laws of any state or other jurisdiction of the United States. The new shares in Banorte may not be offered or sold, directly or indirectly, in or into the United States (as defined in Regulation S under the Securities Act), unless registered under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act and in compliance with any applicable state securities laws of the United States. The new shares in Banorte will be offered in the United States in reliance upon the exemption from the registration requirements of the Securities Act provided by Rule 802 thereunder.

The merger between Grupo Financiero Interacciones, S.A.B. de C.V. (“Interacciones”) and Banorte (the “Merger”) described in this document involves the securities of Mexican companies. Information distributed in connection with the Merger and the related shareholder votes is subject to the disclosure requirements of Mexico, which are different from those of the United States. The financial information included or incorporated by reference in this document, if any, has been prepared in accordance with accounting standards in Mexico that may not be comparable to the financial statements or financial information of United States companies.

It may be difficult for Interacciones shareholders to enforce their rights and any claim they may have arising under the federal securities laws, since Interacciones and Banorte are located in a non-U.S. jurisdiction, and some of their respective officers and directors are residents of non-U.S. jurisdictions. Interacciones shareholders may not be able to sue Interacciones or Banorte or their officers or directors in court in Mexico for violations of the U.S. securities laws. It may be difficult to compel Interacciones or Banorte and their affiliates to subject themselves to a U.S. court’s judgment.

Interacciones shareholders should be aware that Banorte may acquire securities of Interacciones otherwise than under the Merger, such as in open market or privately negotiated purchases or at any time during the pendency of the proposed transaction.

This document has been translated from the Spanish-language original for reference purposes only. While this English translation is believed to be generally accurate, it is subject to, and qualified by, in its entirety, the Spanish-language original. Such Spanish-language original shall be the controlling document for all purposes.”

LOGO OF THE
MEXICAN STOCK
EXCHANGE

Resolutions of Shareholders’ Meeting

DATE: 12/05/2017

THE MEXICAN STOCK EXCHANGE (BOLSA MEXICANA DE VALORES, S.A.B. DE C.V.) hereby informs:

TICKER SYMBOL	GFINTER
CORPORATE NAME	GRUPO FINANCIERO INTERACCIONES, S.A. DE C.V.
SERIES
TYPE OF MEETING	EXTRAORDINARY
DATE OF MEETING	12/05/2017
HOUR	11:20
QUORUM	88.32%
GRANTS RIGHT	YES
DATE OF PAYMENT
TYPE OF RIGHTS	MERGER

AGREEMENTS

SUMMARY OF THE RESOLUTIONS ADOPTED BY THE GENERAL EXTRAORDINARY SHAREHOLDERS’ MEETING OF GRUPO FINANCIERO INTERACICONES, S.A.B. DE C.V., HELD ON DECEMBER 5, 2017

RESOLUTIONS:

I.1 The financial statements and other financial information of the Company as of September 30, 2017 were approved by the shareholders, a copy of which was attached to the relevant meeting minutes as Exhibit “3”.

II.1 The merger of the Company, as acquired and disappearing company, with and into Grupo Financiero Banorte, S.A.B. de C.V., as acquiring and surviving company, was approved by the shareholders, subject to the applicable procedures and authorizations in accordance with the Mexican law.

II.2 A draft of the merger agreement to be entered into by the Company and Grupo Financiero Banorte, S.A.B. de C.V., was approved by the shareholders, pursuant to the terms of the document attached to the relevant meeting minutes as Exhibit “4”. In addition, sufficient requisite authority to negotiate the merger plan referred under applicable law with Grupo Financiero Banorte, S.A.B. de C.V. was granted to the board of directors of the Company.

II.3 The merger was approved based on the Company’s financial information as of September 30, 2017, as adopted through resolution I.1 above, and will be effected considering the financial statements of the Company and Grupo Financiero Banorte, S.A.B. de C.V., respectively, to that date.

II.4 As a consequence of the approved merger, the Company, as disappearing company, would transfer to Grupo Financiero Banorte, S.A.B. de C.V. as surviving company, each and all of its rights, goods, agreements, contracts, assets, liabilities, actions, privileges and guarantees, and in general all of the assets considered as part of its estate. Therefore, Grupo Financiero Banorte, S.A.B. de C.V. would receive all of the assets and assume all of the liabilities of the Company, acquiring all of the estate and rights of the Company and undertaking all of the rights and obligations of the disappearing company. The surviving company would also be obliged to pay all of the debts to which the Company is responsible pursuant to the terms agreed upon with the relevant creditors.

II.5 For all legal effects, the merger will become effective (a) among the companies, the surviving and disappearing companies and their respective shareholders, once the necessary corporate actions approving the merger have been effected and after having obtained (i) the authorization by the Ministry of Finance and Public Credit (Secretaría de Hacienda y Crédito Público) for the formalization of the corporate documents relating to the merger, (ii) the authorization by the Mexican Federal Antitrust Commission to implement the transaction and (iii) the authorization by the Ministry of Finance and Public Credit (Secretaría de Hacienda y Crédito Público) in connection with the amendment of the corporate bylaws of Grupo Financiero Banorte, S.A.B. de C.V. and (b) against third parties, once the requirements provided for in article 17 of the Law for the Regulation of Financial Groups (Ley para Regular las Agrupaciones Financieras) are fully complied with and the public deeds formalizing the resolutions in connection with the merger, subject to authorization by the Ministry of Finance and Public Credit (Secretaría de Hacienda y Crédito Público), have been registered at the Public Registry of Commerce pursuant to article 19 of the Law for the Regulation of Financial Groups (Ley para Regular las Agrupaciones Financieras) and articles 223 and 225 of the General Law of Business Organizations (Ley General de Sociedades Mercantiles).

II.6 As a consequence of the merger, once it has become effective, all of the securities representing the capital stock issued by the Company will be cancelled.

II.7 Grupo Financiero Banorte, S.A.B. de C.V., as surviving company, would file all of the tax returns corresponding to the current tax period and those for which the Company is responsible pursuant to the Federal Tax Code (Código Fiscal de la Federación) and its regulations. Furthermore, Grupo Financiero Banorte, S.A.B. de C.V., as surviving company, would undertake all of the tax obligations of the disappearing company and would comply with those obligations as of the date on which the merger becomes effective, regardless of whether such obligations have been determined prior or after the effectiveness of the merger.

II.8  The shareholders approved the publication of the resolutions relating to the merger at the Electronic Publication System implemented by the Ministry of Economy (Secretaría de Economía) and the registration at the Public Registry of Commerce of the documents formalizing the merger after obtaining the approval by the Ministry of Finance and Public Credit (Secretaría de Hacienda y Crédito Público).

II.9  Carlos Alberto Rojo Macedo, Alejandro Frigolet Vázquez-Vela and Manuel Velasco Velázquez were appointed as special delegates of the Company having the authority to, either jointly or severally, execute, grant and enter into the corresponding merger agreement pursuant to the terms that have been approved by the shareholders’ meeting of the Company, the security trust(s), any amendments to the framework agreement and any other documents necessary to effect the merger. Requisite authority for this purpose has been granted to such delegates, including those involving acts of ownership (actos de dominio).

II.10 The shareholders approved carrying out the entries in the corporate books that are deemed necessary and effecting the corresponding accountant annotations.

III.1 Manuel Velasco Velázquez and Alejandro Quiroz Vázquez were appointed as special delegates of the meeting having the authority to, either jointly or severally, perform the following actions:

a)
issue simple or authenticated copies of all or a part of the meeting’s minutes that may be requested, having the authority to modify the wording of the minutes in accordance with the requirements of the supervisory authorities.

b)	notify the corresponding authorities or other entities of the resolutions adopted through the meeting and obtain from them any necessary authorizations.

c)	effect the publications and notices needed by virtue of the resolutions adopted through the meeting.

d)	appear before the Notary Public of their choice to get all or a part of the meeting minutes formalized if required.

e)	register, either by themselves or through persons designated for that purpose, the corresponding public deed at the Public Registry of Commerce of Mexico City.